Exhibit 99.1

FOR IMMEDIATE RELEASE:
Dec. 6, 2016

Media Contacts:	Investor Contact:
Elinore White	Steve Frank
1-973-443-2835 (o)	1-973-822-7141 (o)
elinore.y.white@zoetis.com	steve.frank@zoetis.com

Kristen Seely
1-973-443-2777 (o)
kristen.seely@zoetis.com

Zoetis Announces Authorization of $1.5 Billion Share Repurchase Program
Company Also Declares First Quarter 2017 Dividend; Board Approves 10.5% Payment Increase

PARSIPPANY, N.J. - Dec. 6, 2016 - Zoetis Inc. (NYSE: ZTS) today announced that its Board of Directors has authorized a $1.5 billion multi-year share repurchase program as part of its long-term capital allocation plans. The shares are expected to be repurchased at the discretion of management over a multi-year period, and the program can be cancelled at any time. The company’s previous $500 million share repurchase program, which was approved in November 2014, is expected to be completed at the end of this year.
The Board of Directors also declared a first quarter 2017 dividend of $0.105 per share, an increase of 10.5% from the quarterly dividend rate paid in 2016. The dividend is to be paid on Wednesday, March 1, 2017, to holders of record of the company’s common stock on Friday, January 20, 2017.
“Our consistent performance, the improvements to our cost structure, as well as the strength of our business model, have Zoetis well-positioned to generate cash for future growth and value creation opportunities,” said Juan Ramón Alaix, Chief Executive Officer at Zoetis. “Today’s new share repurchase program, along with the dividend increase, is a demonstration of our ongoing commitment to return excess capital to shareholders as part of our value proposition.”
“Our financial strength and improved cash flow allow us to balance disciplined investment in both internal and external growth opportunities with the return of excess capital to our shareholders through a flexible share repurchase program and a growing dividend,” said Glenn David, Executive Vice President and Chief Financial Officer.

About Zoetis
Zoetis is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2015, the company generated annual revenue of $4.8 billion with approximately 9,000 employees. For more information, visit www.zoetis.com.

DISCLOSURE NOTICES

Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future guidance, future operating models, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

# # #